First Investors Financial Services Group, Inc.

FOR IMMEDIATE RELEASE	Contact: Bennie H. Duck
Telephone: (713) 977-2600

FIRST INVESTORS REPORTS
FIRST QUARTER EARNINGS AND ANNOUNCES SUBORDINATED NOTE ISSUANCE

  Houston, Texas - September 12, 2007. First Investors Financial Services (NASDAQ/OTC: FIFS) has reported net income of $363,379 or $0.08 per share for the three months ended July 31, 2007, as compared to $736,404 or $0.17 per share for the three months ended July 31, 2006. The decrease in net income is primarily attributable to lower net interest spreads associated with the increase in market interest rates and higher operating expenses associated with an increase in the average balance of receivables held for investment. In addition, the Company experienced an increase in its provision expense due to an increase in the volume of receivables held for investment and higher net charge-off rates.
The Company also announced that it has issued $5 million in 12.75% senior subordinated notes due on September 12, 2017. The notes were placed today by the Company in a privately-negotiated transaction and were purchased by an unaffiliated institutional investor. Proceeds from the note issue will be used for working capital and general corporate purposes.
As of July 31, 2007, First Investors’ portfolio of receivables held for investment, net was $462.7 million compared to $468.0 million at April 30, 2007. For the three months ended July 31, 2007, the Company reported $47.8 million in new loan originations compared to $78.8 million for the three months ended July 31, 2006. Despite the decline in origination volume period over period, the average outstanding balance for the portfolio of receivables held for investment increased 17.8% during the three months ended July 31, 2007 as compared to July 31, 2006.
Net interest income for the three months ended July 31, 2007, increased 7.8% compared to the three months ended July 31, 2006. The increase was primarily due to an increase in the average portfolio of receivables held for investment which was partially offset by a 60 basis point increase in the Company’s cost of funds. Effective yields decreased from 12.7% for the three months ended July 31, 2006, to 12.6% for the three months ended July 31, 2007. Net interest spread decreased from 7.4% for the three months ended July 31, 2006, to 6.7% for the three months ended July 31, 2007. The increase in cost of funds is primarily related to increases in short term market interest rates and wider credit spreads for asset-backed commercial paper borrowings.

Total operating expenses as a percentage of average managed receivables increased from 4.3% for the three months ended July 31, 2006 to 4.5% for the three months ended July 31, 2007, due to higher loan origination costs, an increase in servicing costs related to an increase in the managed portfolio and a decline in the amount of origination costs that can be capitalized. The dollar delinquency rate increased from 0.3% to 0.6%, while the annualized charge-off rate increased from 2.2% to 2.8% for the three months ended July 31, 2007 as compared to the three months ended July 31, 2006, reflecting higher default rates on repossessions and slightly lower recovery rates.
Tommy A. Moore, Jr., President and CEO, stated that, “We are somewhat disappointed with the operating results for the first quarter though the results were not completely unexpected given the current operating environment. Origination volume and the average outstanding portfolio have declined over the past two quarters given our concern over the health of the consumer and the overall economic impact from the problems plaguing the mortgage industry. Our cost of funds increased significantly during the period as a result of both higher market rates and widening credit spreads in the commercial paper market which occurred in July and has yet to abate. We also experienced higher charge-offs during the quarter which we attribute to both seasonal factors as well as a softening in the economy. While a delinquency rate of 0.60% and an annualized net charge-off rate of 2.8% are very low by historical standards, particularly given the decline in our outstanding portfolio, the increase in dollar net charge-offs nonetheless impacted earnings for the period. On a positive note, our managed portfolio increased from $508 million as of April 30, 2007 to $628 million as of July 31, 2007 as a result of a servicing agreement we entered into in May 2007 with a large financial institution related to its acquisition of a $154 million portfolio of automobile loans during the period. For the remainder of fiscal year 2008, we remain cautious about the economic environment and conditions in the capital markets. From an asset quality perspective, we believe that the credit restrictions we implemented earlier this year, along with the favorable delinquency and net charge-off levels should provide us with additional protection in the event of a continued slowdown in the economy. Further, while credit spreads in the Libor, commercial paper and asset-backed term note market will certainly impact our net interest margin should conditions persist, we believe we have adequate warehousing capacity to fund our projected origination volume.. We are also pleased to finalize the issuance of $5 million in 10-year senior subordinated notes. The proceeds will provide us with additional long-term capital at an attractive after-tax cost.”
First Investors is a specialized consumer finance company engaged in the purchase and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.

The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data (Unaudited)
Dollars in thousands, except per share data

	For the
	Three Months Ended
	July 31
	2007	2006

Interest Income	$14,360	$12,330
Interest Expense	6,680	5,206
Net Interest Income	7,680	7,124
Provision for Credit Losses	3,188	2,518
Income after Provision for Credit Losses	4,492	4,606
Servicing Revenue	278	364
Other finance charges and fees	906	735
Insurance products	301	213
Income from investment	128	67
Other interest income	429	405
Total other income	2,042	1,784
Total Costs and Expenses	5,962	5,168
Income before Provision for Income Taxes	572	1,222
Provision for Income Taxes	209	486
Net Income	$363	$736

Basic Net Income Per Common Share	$0.08	$0.17
Diluted Net Income Per Common Share	$0.08	$0.15

Other Operating Data

Average Principal Balance of Receivables
Held for Investment	$456,260	$387,367
Average Managed Receivables	534,221	484,174
Originations Volume	47,775	78,879
Effective Yield on Receivables
Held for Investment	12.6%	12.7%
Average Cost of Debt	5.9%	5.3%
Weighted Average Number of
Shares Outstanding (in thousands)	4,478	4,457

	July 31,	April 30,
	2007	2007
Financial Position

Cash and Short-Term Investments	$1,332	$1,669
Restricted Cash	34,506	33,473
Receivables Held for Investment, Net	462,747	468,022
Assets Held for Sale	1,403	1,200
Total Assets	512,938	516,381
Total Debt	474,662	478,522
Total Other Liabilities	6,276	6,110
Total Liabilities	480,938	484,632
Total Shareholders' Equity	32,000	31,749
Shareholders' Equity per Common Share	7.15	7.09

	As of or	As of or
	For the Three	For the Three
	Months Ended	Months Ended
	July 31,	July 31,
	2007	2006
Credit Quality Data

Receivables Held for Investment:
30 + days past due
Number of Loans	0.9%	0.5%
$ Amount	0.6%	0.3%
Net Charge-offs as a % of average receivables (Annualized)	2.8%	2.2%
Net Charge-offs for the period ending	$3,219	$2,155